Exhibit 99   -  First Commonwealth Financial Corporation - President and CEO's Letter to Shareholders mailed
                      August 22, 2005

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724-349-7220 Phone
724-349-6427 Fax

Joseph E. O'Dell
President and Chief Executive Officer		www.fcbanking.com

August 12, 2005

Dear Shareholder:

        The Corporation reported second quarter net income of $17.8 million, which translates into $0.26 per diluted share.  This compares with net income of $11.6 million, or $0.18 per diluted share in last year's second quarter.   Second quarter return on equity was 13.55% and return on assets was 1.15% compared with 9.76% and 0.82% respectively in the corresponding period last year.  Included in the 2005 second quarter results are pretax gains of $3.1 million ($2.0 million after tax or $0.03 per diluted share) on the previously announced sale of the Pine Grove Mills Community Office, and a $2.0 million gain ($1.3 million after tax or $0.02 per diluted share) on the sale of the Company's merchant processing business.  Last year's second quarter included integration costs and certain employee separation expenses of $0.9 million related to the acquisition of Pittsburgh Financial Corporation which was completed in December 2003.  Also contributing to the second quarter net income improvement were an increase in average earning assets and a higher net interest margin.  The increase in average earning assets was due primarily to the inclusion of the balances from the acquisition of GA Financial, Inc. completed in May 2004.

        The branch office sale was part of First Commonwealth's continuing delivery system optimization strategic plan to increase penetration in higher growth markets.  The Company opened two de novo community offices in Washington County late in the first quarter and expects the construction of a total of nine new offices in 2005 up from four added in 2004.  These include relocations, renovations, and de novo offices.  First Commonwealth opened its newest community office in July at Pittsburgh Mills, western Pennsylvania's newest and largest commercial retail real estate development project.

        Net income for the six months ended June 30, 2005 increased 32.8% to $33.1 million or $0.47 per diluted share, compared with $24.9 million or $0.39 per diluted share in the corresponding period last year.  Included in the 2005 first half results are the previously mentioned gains on the sale of a community office and merchant processing business.  Last year's first half results included merger and integration charges totaling $2.2 million ($1.4 million after tax or $0.02 per diluted share).  Return on equity was 12.51% and return on assets was 1.07% for the first half of 2005 compared with 10.90% and 0.92% respectively for the first half of 2004.

        The Corporation also previously announced the resignation of Johnston A. Glass as President and Chief Executive Officer of First Commonwealth Bank for personal reasons.  John provided the company with 33 years of dedicated service and his leadership will be missed. Fortunately, John plans to continue his service as a member of the First Commonwealth Financial Corporation Board of Directors.  We appreciate John's many contributions and wish him every success in the future.

        The Board of Directors has responded quickly to this situation by selecting Gerard M. Thomchick to assume the role of President and Chief Executive Officer of First Commonwealth Bank.  Jerry has been with First Commonwealth in a number of management roles for the past twenty years.  His most current responsibilities were as Senior Executive Vice President and Chief Operating Officer of First Commonwealth Financial Corporation.  He was also President of several of the Corporation's affiliates and was Chairman of the Credit Committee for many years.  Jerry graduated from Penn State University where he received a Bachelor of Science degree in Mathematics in 1977.  In 1979 he received a Master of Business Administration from Harvard University with a concentration in Finance.  Included among his many industry affiliations is his recent election to the Board of Directors of the Federal Home Loan Bank of Pittsburgh.

        A more somber transition occurred in the second quarter with the passing of Director Emeritus Thomas L. Delaney.  Tom served on the First Commonwealth Financial Corporation Board of Directors for many years and was instrumental in making our first major acquisition a success.  Tom was a great friend and a true gentleman. He will be missed.

        First Commonwealth Financial Corporation remains strong and confident in the future.  As always, your continued support is sincerely appreciated.

Sincerely,

/s/JOSEPH E. O'DELL

The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended June 30, 2005.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended June 30, 2005, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.comor from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Interest income	$77,540	$65,498	$153,177	$127,470
Interest expense	33,900	27,063	64,605	52,228

Net interest income	43,640	38,435	88,572	75,242
Provision for credit losses	3,000	2,520	4,744	4,620

Net interest income after provision for credit losses	40,640	35,915	83,828	70,622

Net securities gains	0	145	485	3,995
Trust income	1,456	1,442	2,781	2,710
Service charges on deposits	4,009	3,760	7,549	6,960
Gain on sale of branch	3,090	0	3,090	0
Gain on sale of merchant services business	1,991	0	1,991	0
Insurance commissions	903	865	1,743	1,669
Income from bank owned life insurance	1,355	1,251	2,676	2,514
Merchant discount income	882	907	1,721	1,735
Card related interchange income	1,216	890	2,303	1,510
Other income	2,247	1,837	4,250	3,587

Total other income	17,149	11,097	28,589	24,680

Salaries and employee benefits	17,864	17,141	36,162	33,844
Net occupancy expense	2,715	2,165	5,707	4,354
Furniture and equipment expense	2,759	2,705	5,629	5,226
Data processing expense	981	913	1,920	1,726
Pennsylvania shares tax expense	1,237	1,140	2,503	2,274
Intangible amortization	566	238	1,131	312
Merger and integration charges	0	873	0	2,164
Other operating expense	8,950	8,369	17,413	15,361

Total other expenses	35,072	33,544	70,465	65,261

Income before income taxes	22,717	13,468	41,952	30,041
Applicable income taxes	4,879	1,908	8,895	5,158

Net income	$17,838	$11,560	$33,057	$24,883

Average shares outstanding	69,129,387	64,455,920	69,237,454	62,614,372
Average shares outstanding assuming dilution	69,693,693	64,947,209	69,858,133	63,118,440

Per Share Data:
Basic earnings per share	$0.26	$0.18	$0.48	$0.40
Diluted earnings per share	$0.26	$0.18	$0.47	$0.39
Cash dividends per share	$0.165	$0.160	$0.330	$0.320

	June 30,	December 31,
	2005	2004

Assets
Cash and due from banks on demand	$82,872	$79,591
Interest-bearing bank deposits	1,188	2,403
Securities available for sale, at market	2,041,415	2,162,313
Securities held to maturity, at amortized cost
(Market value $91,141 in 2005 and $81,886 in 2004)	87,837	78,164

Loans
Portfolio loans	3,597,521	3,512,774
Loans held for sale	3,956	2,311
Unearned income	(163)	(252)
Allowance for credit losses	(41,404)	(41,063)

Net loans	3,559,910	3,473,770

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	June 30,	December 31,
	2005	2004

Premises and equipment	60,864	56,965
Other real estate owned	1,226	1,814
Goodwill	122,702	123,607
Amortizing intangibles, net	16,382	17,513
Other assets	207,353	202,338

Total assets	$6,181,749	$6,198,478

Liabilities
Deposits (all domestic):
Noninterest-bearing	$502,107	$480,843
Interest-bearing	3,549,867	3,363,632

Total deposits	4,051,974	3,844,475

Short-term borrowings	694,830	946,474
Other liabilities	35,709	35,977

Subordinated debentures	108,250	108,250
Other long-term debt	761,853	731,324

Total long-term debt	870,103	839,574

Total liabilities	5,652,616	5,666,500

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid-in capital	174,571	175,453
Retained earnings	317,342	307,363
Accumulated other comprehensive income	1,808	10,002
Treasury stock	(25,623)	(26,643)
Unearned ESOP shares	(10,943)	(6,175)

Total shareholders' equity	529,133	531,978

Total liabilities and shareholders' equity	$6,181,749	$6,198,478

Shares issued	71,978,568	71,978,568
Shares outstanding	69,949,652	69,868,908
Treasury shares	2,028,916	2,109,660
Book value per share	$7.56	$7.61
Market value per share	$13.70	$15.39

Asset Quality Data At June 30,
	2005	2004

Loans on nonaccrual basis	$11,149	$13,285
Past due loans	15,258	11,085
Renegotiated loans	179	189

Total nonperforming loans	$26,586	$24,559
Loans outstanding at end of period	$3,601,314	$3,468,152
Average loans outstanding(year-to-date)	$3,568,436	$2,983,534
Allowance for credit losses	$41,404	$42,664
Nonperforming loans as percent of total loans	0.74%	0.71%
Net charge-offs(year-to-date)	$4,403	$4,324
Net charge-offs as percent of average loans (annualized)	0.25%	0.29%
Allowance for credit losses as percent of average loans outstanding	1.16%	1.43%
Allowance for credit losses as percent of nonperforming loans	155.74%	173.72%
Other real estate owned	$1,226	$2,421

Profitability Ratios
	For the Quarter		For 6 Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Return on average assets	1.15%	0.82%	1.07%	0.92%
Return on average equity	13.55%	9.76%	12.51%	10.90%
Efficiency ratio (FTE) (a)	54.64%	63.87%	56.90%	61.66%
Fully tax equivalent adjustment	$3,404	$2,988	$6,671	$5,912

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701-0400
Indiana PA 15701
Telephone: 724-349-7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in registration of stock certificates, replacing lost certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).  If you hold shares through a brokerage firm (street name accounts), please contact your broker regarding changes to your account.

THE BANK OF NEW YORK	Shareholder Relations	Toll Free: 1-800-524-4458
	Church Street Station	Website: www.stockbny.com
P.O. Box 11258
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on shareholder accounts directly held with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  You can also download a copy of the plan prospectus and enrollment form through The Bank of New York's website, noted above (click on "Company List", then "First Commonwealth").  Copies may also be requested from The Bank of New York by phone or mail (phone number and address above).

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form10-K report and other documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation